Exhibit 99.1

CONSENT OF B. RILEY FBR, INC.

July 16, 2019

Ascent Capital Group, Inc.

5251 DTC Parkway Suite 1000

Greenwood Village, CO 80111

Attn: Board of Directors

Re:	Registration Statement on Form S-4 of Monitronics International, Inc. (Registration No. 333-231771)

Dear Board of Directors:

Reference is made to our opinion letter dated May 15, 2019 (the “opinion”).

Our opinions were provided for the information and assistance of the Board of Directors of Ascent Capital Group, Inc. (the “Company”) in connection with its consideration of the transactions contemplated therein and may not be used, circulated, quoted or otherwise referred to for any other purpose, nor is either such opinion to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except, in each instance, in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion in the above-referenced  Registration Statement on Form S-4 under the captions “Summary—Opinion of Ascent Capital’s Financial Advisor,” and “The Merger—Opinion of Ascent Capital’s Financial Advisor,” and to the inclusion of our opinion in the Registration Statement, appearing as Appendix B to such document. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinions are not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is either opinion to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except, in each instance, in accordance with our prior written consent.

In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ B. Riley FBR, Inc.

B. RILEY FBR, INC.